EXHIBIT 14

October 30, 2013

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 16F of the Annual Report on Form 20-F for the year ended June 30, 2013 dated October 30, 2013, of Progen Pharmaceuticals Limited, and we are in agreement with the statements contained in paragraphs 1, 2, 3 and 4 of Item 16F. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young